                                                                      EXHIBIT 11
                                                                      ----------

                 OPINION RESEARCH CORPORATION AND SUBSIDIARIES
         Exhibit (11)-Statement Re: Computation of Earnings per Share


                                                         Twelve Months Ended
                                                              December 31
                                              -------------------------------------------
                                                   1996          1995            1994
                                              -------------  -------------  -------------
                                                (000's omitted, except per share data)
Primary:
Average shares outstanding                            4,169          4,232          4,232
Net effect of dilutive stock options-based
   on the treasury stock method                          44             22             11
                                                         --             --             --

Totals                                                4,213          4,254          4,243
                                                      -----          -----          -----

Net Income (loss)                                      $808        ($1,669)        $1,295
Per share amount                                      $0.19         ($0.39)         $0.31
                                                      =====         =======         =====
Fully diluted: (1), (2)
Average shares outstanding                            4,169                         4,232
Net effect of dilutive stock options based
   on the treasury stock method                          61                            12
Assumed conversion of convertible debentures                                          631
                                                                                      ---
Totals                                                4,230                         4,875
                                                      =====                         =====
Net income                                                                         $1,295
Add debenture interest, net of tax effect                                             173
                                                                                      ---
Totals                                                                             $1,468
                                                                                   ------
Per share amount                                                                    $0.30
                                                                                    =====

(1) Shares attributable to the conversion of convertible debentures are not included in 1996 due to the expiration of their conversion rights on November 30, 1996.

(2) Common stock equivalents and shares attributable to the conversion of convertible debentures are not included in 1995 as their effect is anti-dilutive.